Exhibit 99.1

Schnitzer Reports Fourth Quarter and Fiscal 2015 Financial Results

Integration of Auto and Metals Recycling Businesses Completed

Targeted Cost Reductions Achieved Ahead of Schedule

Improvement in Sequential Operating Performance

PORTLAND, Ore.--(BUSINESS WIRE)--October 27, 2015--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported financial results for its fourth quarter and fiscal year ended August 31, 2015.

Fourth quarter adjusted earnings per share from continuing operations improved from the third quarter, reflecting increased profitability in both the Auto and Metals Recycling (AMR) and Steel Manufacturing Business (SMB). AMR generated adjusted operating income of $17 per ferrous ton, an $11 per ton increase sequentially, primarily due to a reduced adverse impact from average inventory accounting and the achievement of additional cost reductions in the quarter. In SMB, higher sales volumes from improving demand for West Coast construction markets and benefits from increased mill utilization contributed to fourth quarter operating income of $6 million. SMB's fiscal 2015 operating income was its best since 2008.

Consolidated Financial Performance

The Company announced adjusted earnings per share from continuing operations of $0.31 for the fourth quarter ended August 31, 2015, which compares to third quarter fiscal 2015 adjusted results of break-even and fourth quarter fiscal 2014 adjusted earnings per share of $0.36. Fourth quarter adjusted results included an adverse impact from average inventory accounting of approximately $0.14 per share which compares to a third quarter adverse impact of $0.40 and fourth quarter of fiscal 2014 which had a neutral impact.

The Company reported earnings per share from continuing operations of $0.42 for the fourth quarter. Reported earnings per share are higher than adjusted earnings per share due to the allocation of full year tax benefits to the fourth quarter, partly offset by restructuring charges. Fourth quarter fiscal 2015 results compare to third quarter fiscal 2015 loss per share from continuing operations of $0.31 and fourth quarter of fiscal 2014 earnings per share from continuing operations of $0.29.

The Company generated positive operating cash flow in the fourth quarter of $65 million which enabled the Company to reduce total debt to $228 million, the lowest level since 2011.

Strong Execution of Cost Reduction and Productivity Initiatives

During the fourth quarter, the Company successfully executed on the previously announced $60 million cost reduction and productivity initiatives. The Company achieved, ahead of schedule, $15 million of benefits from these initiatives in the fourth quarter, which reflected a $5 million increase compared to the third quarter.

"During the fourth quarter, we completed the integration of our Auto Parts and Metals Recycling Businesses into one division, Auto and Metals Recycling (AMR), in order to optimize operating efficiencies, capture additional synergies throughout our supply chain and global sales channel, and more effectively leverage shared services," said Tamara Lundgren, President and Chief Executive Officer. "The higher operating performance during the fourth quarter included further benefits from our cost reduction and productivity initiatives which outpaced the impact from the challenging global commodities markets.

"The combination of productivity and cost-saving initiatives and the creation of our integrated AMR division has increased the earnings power of our platform. Our continued focus on working capital efficiency generated $145 million of operating cash flow in fiscal 2015 which strengthened our balance sheet and reduced our net debt by 30% from fiscal year-end 2014. Our strong operational performance also enabled us to continue to return capital to shareholders. In fiscal 2016, we expect to generate further operating leverage from our newly integrated AMR business and deliver additional benefits from our productivity initiatives," added Lundgren.

Summary Results
($ in millions, except per share amounts)
	Quarter			Year
	4Q15	3Q15	4Q14	2015	2014
Revenues	$457	$467	$690	$1,915	$2,535
Operating Income (Loss)	$9	$(4)	$17	$(196)	$24
Goodwill impairment charge	—	—	—	141	—
Other asset impairment charges	—	1	—	45	1
Restructuring charges and other exit-related costs	1	6	—	13	7
Resale or modification of previously contracted shipments	—	—	—	7	—
Adjusted Operating Income(1)(3)	$10	$3	$17	$11	$33
Net Income (Loss) attributable to SSI	$11	$(10)	$7	$(197)	$6
Net Income (Loss) from continuing operations attributable to SSI	$12	$(8)	$8	$(190)	$9
Adjusted Net Income (Loss) from continuing operations attributable to SSI(2)	$9	$—	$10	$4	$16
Net Income (Loss) per share attributable to SSI	$0.39	$(0.36)	$0.27	$(7.29)	$0.23
Net Income (Loss) per share from continuing operations attributable to SSI(1)	$0.42	$(0.31)	$0.29	$(7.03)	$0.32
Adjusted diluted EPS from continuing operations attributable to SSI(2)	$0.31	$—	$0.36	$0.13	$0.58
(1) Adjusted operating income excludes the impact of goodwill and other asset impairments, restructuring charges and other exit-related costs, and the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3) May not foot due to rounding.

Auto and Metals Recycling

AMR segment results and operating statistics reflect integrated auto and metals recycling operations for all periods presented.

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms LB)

	Quarter			Year
	4Q15	3Q15	4Q14	2015	2014
Total Revenues	$403	$410	$622	$1,716	$2,334

Ferrous Revenues	$235	$263	$428	$1,098	$1,629
Ferrous Volumes (000s LT)	929	1,006	1,143	3,708	4,309
Avg. Net Ferrous Sales Prices ($/LT)(1)	$231	$235	$346	$269	$348

Nonferrous Revenues	$140	$113	$155	$488	$556
Nonferrous Volumes (Ms LB)(2)	176	143	172	585	615
Avg. Net Nonferrous Sales Prices ($/LB)(1)(2)	$0.71	$0.71	$0.82	$0.75	$0.83

Cars Purchased for Retail (000s)	88	79	101	337	360

Operating Income (Loss)(3)	$16	$4	$21	$(164)	$55
Operating Income (Loss) per Fe ton	$17	$4	$18	$(44)	$13

Adjusted Operating Income(4)	$16	$6	$21	$28	$56
Adjusted Operating Income per Fe ton	$17	$6	$18	$8	$13
(1) Sales prices are shown net of freight.
(2) Excludes PGM metals in catalytic converters.
(3) Operating income (loss) does not include the impact of restructuring charges and other exit-related costs.
(4) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes of 929 thousand tons in the fourth quarter declined 8% from the third quarter and were slightly lower than our previously announced preliminary estimates. Higher sales to the domestic market partially offset the adverse impact of weaker export demand on volumes. Nonferrous sales volumes of 176 million pounds increased 23% sequentially, primarily reflecting the timing of processed volumes and shipments. Cars purchased by our auto stores increased 11% from the third quarter which was adversely impacted by a sharp drop in commodity prices.

Export customers accounted for 59% of total ferrous sales volumes in the fourth quarter. Our ferrous and nonferrous products were shipped to 13 countries, with Turkey, South Korea and Thailand the top export destinations for ferrous shipments.

Pricing: Ferrous sales prices fell during July and August by approximately $50 per ton. As a result, average ferrous net sales prices decreased $4 per ton, or 2%, from third quarter levels. Average nonferrous sales prices in the fourth quarter were in line with the third quarter, primarily due to product mix which more than offset the decline in nonferrous commodity prices during the quarter.

Margins: Adjusted operating income of $17 per ferrous ton in the fourth quarter increased $11 per ton from the third quarter and was slightly higher than our preliminary estimates. Operating income includes higher benefits achieved from cost reductions and productivity initiatives and an estimated $6 per ton adverse impact from average inventory accounting. In the third quarter of fiscal 2015, the adverse impact from average inventory accounting was approximately $15 per ton. In the fourth quarter of fiscal 2014, there was no material impact from average inventory accounting.

Since the end of our fourth quarter, both domestic and export ferrous market prices have declined by approximately 20% which could result in an adverse impact from average inventory accounting in the first quarter of fiscal 2016.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)

	Quarter			Year
	4Q15	3Q15	4Q14	2015	2014
Revenues	$92	$95	$117	$375	$389
Operating Income	$6	$4	$9	$20	$19

Avg. Net Sales Prices ($/ST)	$600	$618	$688	$639	$677
Finished Goods Sales Volumes	145	141	156	540	533
Rolling Mill Utilization	74%	69%	76%	73%	70%

Volumes: Finished steel sales volumes of 145 thousand tons increased 3% sequentially due to improving demand for long products from West Coast nonresidential construction markets.

Pricing: Average net sales prices for finished steel products decreased 3% from third quarter levels, reflecting pressure on selling prices from increased import volumes.

Margins: Operating income of $6 million increased sequentially by 39%, reflecting higher sales volumes and increased operating leverage resulting from higher production levels.

Fiscal 2015 Cost Reduction and Productivity Improvements

In the fourth quarter, we successfully executed on previously announced cost reduction and productivity initiatives, generating savings of $15 million, an increase of $5 million compared to the third quarter. In fiscal 2015, we achieved $28 million of the targeted annual benefits of our $60 million plan announced in April 2015, and we expect to achieve substantially all of the annual benefits in fiscal 2016.

In connection with the cost reduction initiatives, the Company incurred restructuring charges and other exit-related costs of $13 million in fiscal 2015.

Corporate Items

During fiscal 2015, the Company invested $32 million in capital expenditures and returned $20 million to shareholders through dividend payments. Since the end of the third quarter, including subsequent to our fiscal year end, the Company repurchased 271 thousand shares in open market transactions representing approximately 1% of our Class A common stock. Net debt of $205 million at the end of the fourth quarter was $49 million lower than at the end of the third quarter in fiscal 2015. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.)

The Company's effective tax rate of 6% for fiscal year 2015 was lower than the federal statutory rate primarily due to the recognition of valuation allowances on tax benefits generated during the year. The fourth quarter included foreign investment tax basis benefits, net of valuation allowance, of approximately $3 million to both the reported and adjusted results.

Analysts' Conference Call: Fourth Quarter of Fiscal 2015

A conference call and slide presentation to discuss results will be held today, October 27, 2015, at 11:30 a.m. ET hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President and Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2015	May 31, 2015	August 31, 2014	August 31, 2015	August 31, 2014

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$235,415	$262,940	$428,241	$1,098,225	$1,628,685
Nonferrous revenues	139,993	113,433	154,870	488,036	556,139
Retail and other revenues	27,875	33,896	39,322	130,035	149,565
Total Auto and Metals Recycling revenues	403,283	410,269	622,433	1,716,296	2,334,389

Steel Manufacturing Business	91,754	94,939	117,021	375,037	388,640
Intercompany sales eliminations	(38,020)	(37,899)	(49,691)	(175,934)	(188,103)
Total revenues	$457,017	$467,309	$689,763	$1,915,399	$2,534,926

OPERATING INCOME (LOSS):

Adjusted Auto and Metals Recycling(1)	$15,619	$5,542	$20,728	$28,292	$56,017
Steel Manufacturing Business	6,029	4,343	8,626	20,378	18,538
Adjusted segment operating income(1)(2)	21,648	9,885	29,354	48,670	74,555

Corporate expense	(10,279)	(7,554)	(12,903)	(35,315)	(41,999)
Intercompany eliminations	(1,609)	908	511	(2,808)	98
Adjusted operating income(1)	9,760	3,239	16,962	10,547	32,654

Goodwill impairment charge	—	—	—	(141,021)	—
Other asset impairment charges	—	(1,281)	—	(45,119)	(1,460)
Restructuring charges and other exit-related costs	(1,043)	(5,978)	(386)	(13,008)	(6,830)
Resale or modification of previously contracted shipments	—	—	—	(6,928)	—
Total operating income (loss)	$8,717	$(4,020)	$16,576	$(195,529)	$24,364
(1) Adjusted operating income excludes the impact of goodwill and other asset impairments, restructuring and other exit-related costs, and the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income (loss) does not include the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2015	May 31, 2015	August 31, 2014	August 31, 2015	August 31, 2014
Revenues	$457,017	$467,309	$689,763	$1,915,399	$2,534,926
Cost of goods sold	403,702	424,312	622,390	1,742,678	2,315,955
Selling, general and administrative	43,896	39,798	50,683	170,592	187,513
Income from joint ventures	(341)	(40)	(272)	(1,490)	(1,196)
Goodwill impairment charge	—	—	—	141,021	—
Other asset impairment charges	—	1,281	—	45,119	1,460
Restructuring charges and other exit-related costs	1,043	5,978	386	13,008	6,830
Operating income (loss)	8,717	(4,020)	16,576	(195,529)	24,364
Interest expense	(2,147)	(2,375)	(2,652)	(9,191)	(10,597)
Other income, net	1,246	84	613	4,256	1,215
Income (loss) from continuing operations before income taxes	7,816	(6,311)	14,537	(200,464)	14,982
Income tax benefit (expense)	4,444	(1,396)	(5,849)	12,615	(2,582)
Income (loss) from continuing operations	12,260	(7,707)	8,688	(187,849)	12,400
Loss from discontinued operations, net of tax	(913)	(1,234)	(493)	(7,227)	(2,809)
Net income (loss)	11,347	(8,941)	8,195	(195,076)	9,591
Net income attributable to noncontrolling interests	(615)	(687)	(942)	(1,933)	(3,667)
Net income (loss) attributable to SSI	$10,732	$(9,628)	$7,253	$(197,009)	$5,924

Basic:
Income (loss) per share from continuing operations attributable to SSI	$0.43	$(0.31)	$0.29	$(7.03)	$0.33
Loss per share from discontinued operations	$(0.03)	$(0.05)	$(0.02)	$(0.27)	$(0.10)
Income (loss) per share attributable to SSI(1)	$0.40	$(0.36)	$0.27	$(7.29)	$0.22
Diluted:
Income (loss) per share from continuing operations attributable to SSI	$0.42	$(0.31)	$0.29	$(7.03)	$0.32
Loss per share from discontinued operations	$(0.03)	$(0.05)	$(0.02)	$(0.27)	$(0.10)
Income (loss) per share attributable to SSI(1)	$0.39	$(0.36)	$0.27	$(7.29)	$0.22

Weighted average number of common shares:
Basic	27,032	27,043	26,900	27,010	26,834
Diluted	27,439	27,043	27,103	27,010	27,000
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.750	$0.750
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					Fiscal Year					Fiscal Year
	1Q15	2Q15	3Q15	4Q15	2015	1Q14	2Q14	3Q14	4Q14	2014
Auto and Metals Recycling(1)
Ferrous Selling Prices ($/LT)(2)
Domestic	$330	$293	$235	$239	$275	$341	$362	$342	$334	$345
Export	$319	$286	$236	$225	$265	$343	$361	$341	$352	$350
Average	$323	$290	$235	$231	$269	$343	$361	$341	$346	$348

Ferrous Sales Volume (LT)
Domestic	379,770	372,408	342,812	376,910	1,471,900	369,545	369,355	389,618	379,363	1,507,881
Export	604,683	415,765	663,456	552,573	2,236,477	656,264	701,508	679,493	763,794	2,801,059
Total	984,453	788,173	1,006,268	929,483	3,708,377	1,025,809	1,070,863	1,069,111	1,143,157	4,308,940

Nonferrous Average Price ($/LB)(2)(3)	$0.81	$0.77	$0.71	$0.71	$0.75	$0.85	$0.82	$0.82	$0.82	$0.83

Nonferrous Sales Volume (000s LB)(3)	142,661	123,672	143,073	176,029	585,435	138,801	150,320	153,459	171,938	614,518

Car Purchase Volume (000s)(5)	92	78	79	88	337	86	80	93	101	360
Auto Stores at End of Quarter	56	56	55	55	55	56	55	55	56	56

Steel Manufacturing Business
Average Sales Prices ($/ST)(2)(4)	$688	$658	$618	$600	$639	$657	$676	$686	$688	$677

Sales Volume (ST)(4)
Rebar	79,065	74,928	100,413	94,773	349,179	83,618	83,838	85,633	101,076	354,165
Coiled Products	40,361	49,403	35,477	45,176	170,417	38,322	25,656	41,892	46,682	152,552
Merchant Bar and Other	6,245	4,567	4,780	4,796	20,388	6,222	5,305	6,984	7,979	26,490
Total	125,671	128,898	140,670	144,745	539,984	128,162	114,799	134,509	155,737	533,207

Rolling Mill Utilization	72%	76%	69%	74%	73%	65%	67%	72%	76%	70%
(1) Ferrous and nonferrous volume and price data has been recast to reflect the combined auto and metals recycling operations for all periods presented.
(2) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Excludes billet sales.
(5) Cars purchased by auto stores only.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 31, 2015	August 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$22,755	$25,672
Accounts receivable, net	111,492	189,359
Inventories, net	156,532	216,172
Other current assets	31,586	32,729
Total current assets	322,365	463,932

Property, plant and equipment, net	427,554	523,433

Goodwill and other assets	212,380	367,845

Total assets	$962,299	$1,355,210

Liabilities and Equity
Current liabilities:
Short-term borrowings	$584	$523
Other current liabilities	119,862	176,747
Total current liabilities	120,446	177,270

Long-term debt, net of current maturities	227,572	318,842

Other long-term liabilities	75,730	83,121

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	534,535	770,784
Noncontrolling interests	4,016	5,193
Total equity	538,551	775,977
Total liabilities and equity	$962,299	$1,355,210

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted consolidated operating income (loss), adjusted AMR operating income (loss), adjusted net income (loss) from continuing operations attributable to SSI and adjusted diluted earnings per share from continuing operations attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for a goodwill impairment charge, other asset impairment charges and restructuring and other exit-related costs that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, to improve comparability of our operating performance between periods, these measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms during the first and second quarters of 2015 of certain previously contracted ferrous bulk shipments. Due to the sharp decline in selling prices that occurred during the first and second quarters of fiscal 2015, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and November 2014. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter			Year
	4Q15	3Q15	4Q14	2015	2014
Consolidated Operating Income (Loss):
Operating Income (Loss)	$9	$(4)	$17	$(196)	$24
Goodwill impairment charge	—	—	—	141	—
Other asset impairment charges	—	1	—	45	1
Restructuring charges and other exit-related costs	1	6	—	13	7
Resale or modification of previously contracted shipments	—	—	—	7	—
Adjusted Operating Income(1)	$10	$3	$17	$11	$33

AMR Operating Income (Loss):
Operating Income (Loss)	$16	$4	$21	$(164)	$55
Goodwill impairment charge	—	—	—	141	—
Other asset impairment charges	—	1	—	44	1
Resale or modification of previously contracted shipment	—	—	—	7	—
Adjusted Operating Income(1)	$16	$6	$21	$28	$56
(1) Numbers may not foot due to rounding.

Net Income (loss) from continuing operations attributable to SSI
($ in millions)	Quarter			Year
	4Q15	3Q15	4Q14	2015	2014
Net Income (Loss) from continuing operations attributable to SSI	$12	$(8)	$8	(190)	9
Goodwill impairment charge, net of tax	(3)	—	—	128	—
Other asset impairment charges, net of tax	(1)	1	—	44	1
Restructuring charges and other exit-related costs, net of tax	1	7	2	14	6
Resale or modification of previously contracted shipments, net of tax	—	—	—	7	—
Adjusted Net Income from continuing operations attributable to SSI(1)	$9	$—	$10	$4	$16
(1) Numbers may not foot due to rounding.

Diluted Earnings per share attributable to SSI
($ per share)	Quarter			Year
	4Q15	3Q15	4Q14	2015	2014
Net Income (Loss) per share attributable to SSI	$0.39	$(0.36)	$0.27	$(7.29)	$0.22
Less: Loss per share from discontinued operations	(0.03)	(0.05)	(0.02)	(0.27)	(0.10)
Net Income (Loss) per share from continuing operations attributable to SSI(1)	0.42	(0.31)	0.29	(7.03)	0.32
Goodwill impairment charge, net of tax, per share	(0.12)	—	—	4.74	—
Other asset impairment charges, net of tax, per share	(0.04)	0.05	—	1.64	0.04
Restructuring charges and other exit-related costs, net of tax, per share	0.05	0.25	0.08	0.51	0.22
Resale or modification of previously contracted shipments, net of tax, per share	(0.01)	—	—	0.27	—
Adjusted Diluted EPS from continuing operations attributable to SSI(1)	$0.31	$—	$0.36	$0.13	$0.58
(1) May not foot due to rounding.

Debt, Net of Cash
($ in thousands)
	August 31, 2015	May 31, 2015	August 31, 2014
Short-term borrowings	$584	$637	$523
Long-term debt, net of current maturities	227,572	262,746	318,842
Total debt	228,156	263,383	319,365
Less: cash and cash equivalents	22,755	8,929	25,672
Total debt, net of cash	$205,401	$254,454	$293,693

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 24 states, Puerto Rico and Western Canada. Schnitzer's Auto and Metals Recycling (AMR) business operates seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico, and 105 auto parts stores and metals recycling facilities. Under its integrated operating platform, the Company also manufactures new steel products from recycled metals through its Steel Manufacturing Business (SMB). With an effective annual production capacity of approximately 800,000 tons, SMB produces finished steel long products, including rebar, wire rod and other specialty products primarily for construction in the Western United States and Canada. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; expected results, including pricing, sales volumes and profitability; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com